Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 and the related prospectus of our reports dated April 16, 2021 relating to the consolidated financial statements of Taiwan Semiconductor Manufacturing Company Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Deloitte & Touche

Taipei, Taiwan

Republic of China

October 18, 2021